CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form SB-2 of our report dated September 24, 2007 relating to the consolidated financial statements of Future Now Inc. and Subsidiary, and to the reference to our Firm under the caption “Interest of Named Experts and Counsel” in this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, NJ December 28, 2007